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                                                                   EXHIBIT 10.29

                                      FINAL
                            ASSET PURCHASE AGREEMENT

                                 by and between

                          TMD Acquisition Corporation,

                                     Buyer,

                                       and

                                   ASARCO LLC

                                     Seller

                          Dated as of March _____, 2005

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                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the ________ day of March, 2005, by and between TMD Acquisition Corporation, a Tennessee corporation ("Buyer"), and ASARCO LLC, a Delaware limited liability company ("Seller"). Defined terms are set forth in Article I.

                                    RECITALS

     A. Buyer desires to purchase from Seller the Assets and to assume the Assumed Liabilities, on the following terms and conditions; and

     B. Seller desires to sell to Buyer the Assets and to assign to Buyer the Assumed Liabilities, on the following terms and conditions.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

1.1. "Action" means any suit, action, claim, hearing, administrative action, demand, demand letter, Governmental investigation, notice of violation, agreement, understanding, or proceeding arising out of any violation or alleged violation of any Law or any breach or alleged breach of any Contract.

1.2. "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

1.3. "Agreement" has the meaning set forth in the Preamble to this Agreement.

1.4. "Asarco Group Liabilities" means liabilities which pertain to the operating business of Asarco generally, and which were not incurred directly by or on behalf of the Business.

1.5. "Assets" has the meaning set forth on Schedule 1.5 attached hereto.

1.6. "Assignment and Assumption Agreement" means the instrument in a form reasonably acceptable to Buyer to be delivered at Closing whereby Buyer shall assume the Assumed Liabilities.

1.7. "Assumed Liabilities" means only those Liabilities of Seller relating to or arising out of the ownership or use of the Assets which are specified on
Schedule 1.5 attached hereto, and

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which exclude from the definition thereof (i) the Excluded Liabilities; (ii)
Asarco Group Liabilities; and (iii) any Liability which results from or arises out of any fact, occurrence or event which constitutes a breach of a representation or warranty of Seller contained in this Agreement, including without limitation, any Schedule or Exhibit attached hereto or delivered herewith, as the same may be amended, modified or updated between the date hereof and the Closing Date.

1.8. "Authorizations" means all permits, licenses, certificates, grants or other authorizations of Governmental Authorities.

1.9. "Bill of Sale" means the instrument in a form acceptable to Buyer which will be delivered at Closing conveying title to those Assets which are personal property.

1.10. "Business" means the Tennessee Mines Division zinc business of Seller conducted or owned as of the date of this Agreement, consisting of, among other things, the Young, Immel and Coy mines, the Young concentrator, and the Middle Tennessee exploration properties, and including in all cases, without limitation, operations, impoundments and processing and other facilities incidental and ancillary to each of the foregoing.

1.11. "Buyer" means TMD Acquisition Corporation, a Tennessee corporation.

1.12. "Closing" means the consummation of the transactions contemplated by this Agreement.

1.13. "Closing Date" means the earliest practicable date following the satisfaction or waiver by each Party of the other Party's conditions to Closing as set forth in Articles VI and VII to this Agreement, but in no event later than August 1, 2005, or such other date as the Parties may agree in writing.

1.14. "Communication" means any verbal or written communication or document relating to the Business (including, without limitation, the Information Memorandum or any similar document) whether prepared or transmitted by Seller or any Affiliate of Seller, or a representative of Seller, and supplied to or on behalf of Buyer prior to or after the date hereof or in any presentation of the Business in connection with the transactions contemplated by this Agreement.

1.15. "Confidentiality Agreement" means that certain agreement entered into between Buyer and Seller and dated as of June 3, 2004.

1.16. "Consideration" has the meaning set out in Section 2.3.

1.17. "Contingent Closing Payment" means a cash payment in the amount of up to $1.5 million, paid to Seller in cash at the Closing. If the Buyer receives net proceeds from Buyer's financing of at least $22.5 million the Contingent Closing Payment to Seller shall be the incremental net proceeds of Buyer's financing above $22.5 million not to exceed $1.5 million and any difference between the actual Contingent Closing Payment and $1.5 million shall be paid to Seller by delivery at the Closing of the Note.

1.18. "Contract" means any contract, agreement, arrangement, understanding, lease, indenture, note, bond (including, but not limited to, industrial revenue bonds), evidence of indebtedness,

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undertaking, binding commitment or instrument, or purchase order entered into or made by or on behalf of Seller in connection with the Business.

1.19. "Court" means any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body.

1.20. "Dollars" or "$" means United States Dollars.

1.21. "Effective Time" means the effective time of the Closing, which shall be as of 11:59 p.m. on the day preceding the Closing Date.

1.22. "Environment" means all components of the earth, including land, air, water, any layer of the atmosphere, any organic or inorganic matter and any living organism including humans.

1.23. "Environmental Claims" means all third-party Actions, Liens or Governmental Orders arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, including but not limited to (i) any and all Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws and Environmental Permits, and (ii) Environmental Claims by any third-party seeking damages, contribution, indemnification, cost recovery, compensation, private or Governmental enforcement or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to the Environment.

1.24. "Environmental Health and Safety Laws" has the meaning given to it in
Section 3.10(k) of this Agreement.

1.25. "Environmental Permits" means all permits, registrations, approvals, identification numbers, authorizations, and licenses, any renewals of Environmental Permits and all filings with applications to and submissions to any Governmental Authority or other authority, required by any applicable Environmental Laws.

1.26. "Escrow Agent" means the escrow agent identified in the Escrow Agreement.

1.27. "Escrow Agreement" means an agreement entered into among Buyer, Seller and the Escrow Agent within ten (10) days from the date of this Agreement, and substantially in the form of Exhibit A attached hereto.

1.28. "Escrowed Funds" means the sum of $250,000 payable by Buyer within ten
(10) days from the date of this Agreement into an escrow account to be maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement, and which amounts are to be paid over to Seller at Closing.

1.29. "Excluded Assets" means those assets of Seller that are specifically described on Schedule 1.29 attached hereto, and "Excluded Liabilities" means those specific Liabilities of Seller that are specifically described on Schedule
1.29 attached hereto.

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1.30. "Guaranteed Closing Payment" means a cash payment of $6.5 million, payable at the Closing, and comprising, in part, all Escrowed Funds available for payment over to Seller at the Closing Date as set forth herein.

1.31. "Government" or "Governmental" means or refers to the United States of America, any other nation or sovereign state, any federal, bilateral or multilateral governmental authority, any Indian tribe, state, possession, territory, county, district, city or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

1.32. "Governmental Authority" means any federal, Indian tribe, state, municipal or local Government or authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality, Court, tribunal, arbitrator or arbitral body of any Government.

1.33. "Governmental Order" means any Order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.34. "Hazardous Substances" has the meaning given to it in Section 3.10(e).

1.35. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (incorporated as Section 7A of the Clayton Act), as amended.

1.36. "Indemnified Losses" means Losses, plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement.

1.37. "Indemnified Party" means the Party that is seeking indemnification pursuant to the terms of this Agreement.

1.38. "Indemnifying Party" means the Party from whom indemnification is sought pursuant to the terms of this Agreement.

1.39. "Information Memorandum" means that certain "Information Memorandum for the Tennessee Mines Division" dated May, 2004 provided by Seller to Buyer in connection with the transactions contemplated by this Agreement.

1.40. "Intellectual Property" means the patents, trademarks, service marks, trade names, copyrights, and copyrighted works, registrations thereof and applications therefore, and including without limitation, all good will associated with any of the foregoing, used by Seller solely in connection with the Business; and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing.

1.41. "Knowledge" has the meaning given to it in Section 3.14(b).

1.42. "Law" means any statute, law, code, treaty, ordinance, rule, regulation, instrument, directive, decree, agreement, policy, Order, consent decrees and consent orders, or injunction of or with any Government, Governmental Authority, quasi-Governmental authority, or Court, and includes without limitation all judicial and administrative interpretations thereof, and all rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

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1.43. "Liabilities" means liabilities and obligations, whether known or unknown, contingent or absolute, liquidated or unliquidated, and whether or not required to be reflected on the financial statements of a business, whether arising under any Contract, Law, Lien, Order, Plan, Royalty or otherwise.

1.44. "Lien" means any lien, security interest, mortgage, deed of trust, option, lease, tenancy, occupancy, covenant, condition, easement, agreement, Royalty, pledge, hypothecation, charge, claim or other encumbrance.

1.45. "Losses" means any and all claims, losses, damages, Liabilities, expenses or costs.

1.46. "Material Adverse Effect" means a material adverse effect on the business, operations, results of operations, properties, business prospects, earnings, liabilities or condition, financial or otherwise on the Business taken as a whole.

1.47. "Note" means that certain promissory to be delivered by Buyer to Seller at Closing, and having a principal amount equal to $1.5 million, less the amount of the Contingent Closing Payment actually paid to Seller at the Closing, and in a form to be agreed upon by the Parties not less than thirty (30) days prior to the Closing. The term of the Note shall be no longer than one year and the interest rate shall be 2% over LIBOR.

1.48. "NSR Royalty" means the net smelter return Royalty on zinc produced from the Assets, granted by Buyer as part of the Purchase Price. The NSR Royalty shall be capped at the aggregate amount of $10 million, and shall be calculated as follows: Where the closing zinc price is less than 46.00 cents per pound there shall be no NSR Royalty payable; where zinc price is 46.00 cents per pound, the NSR Royalty shall be 2.5000%; the NSR Royalty shall be increased proportionately from 2.5000% at 46.00 cents per pound to 3.0000% at 60.00 cents per pound. For example, if zinc prices average 52.45 cents per pound, the royalty would be calculated as follows: 2.5000% + [($0.5245-$0.4600)/($0.1400))
x 0.5000%] = 2.7307%; the NSR Royalty shall be 3.0000% at zinc prices of 60.00 cents per pound or above. All zinc prices in this section mean the simple average of the daily closing zinc price on the London Metals Exchange for any given calendar quarter. The NSR Royalty shall be granted by Buyer to Seller at Closing by a deed (the "NSR Royalty Deed") in a form to be agreed upon by the Parties not less than thirty (30) days prior to the Closing.

1.49. "Order" means any order, judgment, writ, injunction, award or decree of any Court or Government.

1.50. "Ordinary Course" means, with respect to the Business (or part thereof), the ordinary course of commercial operations customarily engaged in by the Business (or such part thereof) consistent with past practices.

1.51. "Party" means either Buyer or Seller, and "Parties" means both of them.

1.52. "Person" means any natural person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association, company, or other legal entity, and any Government.

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1.53. "Purchase Price" means the following:

     (i)  the Guaranteed Closing Payment;

     (ii) either the Contingent Closing Payment, the Note, or both (as applicable); and

     (iii) the NSR Royalty Deed.

1.54. "Real Property" means each parcel of real property included in the Assets, including without limitation all mines, dumps, impoundments, leach pads, tailings, buildings, plants, warehouses, railroad tracks, rights of way, easements, facilities and other improvements and fixtures thereon and appurtenances thereto and all mining and mineral rights associated therewith (whether pursuant to patented or unpatented mining claims, mineral leases or otherwise), to the extent owned or leased by Seller.

1.55. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, seeping, dumping or disposing into the Environment.

1.56. "Royalty" means any share of sales, profit or mineral product reserved by the owner of property for permitting another to use the property or produce mineral products from the property.

1.57. "Schedules" means the schedules provided for and referred to in this Agreement.

1.58. "Seller" means ASARCO LLC, a Delaware limited liability company.

1.59. "Taxes" means all taxes, charges, fees, duties, levies or other like assessments imposed or assessed by any Government, including income, profits, windfall profit, severance, employment (including Social Security, state pension plans, and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium, and excise taxes; and shall include all penalties, fines, assessments, additions to tax, and interest resulting from or incurred in connection with such Taxes or in connection with such penalties, fines, assessments or additions to Tax. Any one of the foregoing Taxes maybe referred to sometimes as a "Tax."

1.60. "Taxing Authority" means any Government or Governmental Authority responsible for the imposition or collection of any Tax.

1.61. "Transfer Taxes" means all excise, sales, use, transfer (including Real Property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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                                   ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

2.1. ASSETS TO BE PURCHASED. Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller shall sell to Buyer the Assets owned by Seller and used or useful in the conduct of the Business. Schedule 1.5 is a true and complete listing of all Assets.

2.2. ASSUMED LIABILITIES. Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller shall assign and transfer to Buyer, and Buyer shall assume, all of the Assumed Liabilities. Except for the Assumed Liabilities, Seller shall be and remain solely liable and responsible for all other debts, obligations, duties, and Liabilities of Seller and the Business. Buyer does not and shall not assume, accept liability for, agree to pay or pay any other debts, obligations, duties or Liabilities of any nature of Seller or the Business.

2.3. CONSIDERATION. The Consideration shall be the Purchase Price, plus the amount of the Assumed Liabilities. The allocation of the Purchase Price and the Consideration shall be as set forth on Schedule 2.3 hereof, which shall be agreed upon within thirty (30) days prior to the Closing, initialed by both parties and attached to this Agreement for the Closing. The Parties agree to report this transaction for federal, state and local tax purposes consistently and in accordance with such Schedule 2.3.

2.4. CLOSING. The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of the Seller in Phoenix, AZ, or at such other time and place as the Parties may agree in writing.

2.5. DELIVERIES OF SELLER AT CLOSING. At Closing, subject to performance of all conditions to Seller's obligations in Article VII, Seller shall execute and deliver or cause to be delivered the documents identified in Article VI.

2.6. DELIVERIES OF BUYER AT CLOSING. At Closing, subject to the conditions to Buyer's obligations in Article VI, Buyer shall (a) execute and deliver or cause to be delivered the documents identified in Article VII, (b) transfer by wire transfer in immediately available funds, to an account designated by Seller, the cash portion of the Purchase Price, and (c) deliver the NSR Royalty Deed.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date as provided in Section 8.1:

3.1. CORPORATE EXISTENCE AND POWER OF SELLER. Seller is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Previously, Seller was a corporation existing under the Laws of New Jersey. The entirety of the business and assets of Asarco, Incorporated, including without limitation, the Business, was transferred to the Delaware limited liability company in a corporate reorganization, effected as of February 17, 2005. All Assets, Liabilities, Authorizations and Contracts of Seller were transferred to the Delaware limited liability company pursuant to the reorganization, and there is no liability or impediment

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to Seller in conducting the Business as previously conducted, or in selling the
Business to Buyer as contemplated herein, by virtue of such reorganization. Seller has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3.2. APPROVAL AND ENFORCEABILITY OF AGREEMENT.

     (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Seller. Seller, to the extent required, has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

     (b) Assuming the due execution and delivery hereof by Buyer, this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller according to its terms.

     (c) The execution, delivery, and performance of this Agreement by Seller will not (a) violate or require any consent, approval, or filing under (i) any Law or any Governmental Authority, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Authority by which Seller or any of the Assets are bound; (b) conflict with, require any consent, approval, or filing under, result in the breach (whether or not with the giving of notice or lapse of time, or both) or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) Seller's articles of incorporation or bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, Contract, or other instrument, document or agreement to which Seller is a party or by which Seller or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Authority by which Seller or any of the Assets is bound; and all Permits and Authorizations required to be held or obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date, except where the failure to hold any such Authorization will not have a Material Adverse Effect on the Business or Buyers following the Closing.

3.3. FINANCIAL INFORMATION. To the best of Seller's Knowledge, the historical cost data reports for the Business, provided by Seller to Buyer, are true and correct in all material respects and fairly present the financial data therein for the periods and with respect to the subject matter covered by such reports.

3.4. TAX MATTERS. Except as would not result in a Material Adverse Effect, Seller has duly and timely filed with all appropriate Taxing Authorities all tax returns, information returns, and reports required to be filed by Seller. Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by Seller to all Taxing Authorities. All taxes and other assessments and levies which Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Authorities or are properly held by Seller for such payment. All claims by the IRS or any state Taxing Authorities for taxes due and payable by Seller have been paid by Seller. Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or

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assessment against it for the collection of taxes by any Taxing Authorities.
Seller is not a party to any agreement or undertaking involving any Tax allocation, Tax sharing or other similar agreement.

3.5. PROPERTIES AND ROYALTIES.

     (a) REAL PROPERTY. Seller holds rights to or interests in each Real Property, either in fee simple, under valid, subsisting and enforceable private or Governmental leases, or through patented or unpatented mining claims, licenses, contracts or concessions (or, where applicable, applications or renewals thereof), as the case may be, together with any material easements, rights-of-way or other surface access rights, necessary for the operation of the Business as currently being conducted, except for any rights or interests the absence of which would not have a Material Adverse Effect. Seller is not and, to Seller's Knowledge, other parties are not, in material default under the terms of any such leases, claims, licenses, contracts or concessions. Exhibit 2 to
Schedule 1.5 sets forth a listing of all Real Property, and Schedule 3.5 sets forth a list of all Royalties required to be paid with respect to production from such Real Property. Promptly upon request from the Buyer, Seller shall provide to Buyer copies of all documentation pertaining to all Real Property which are in Seller's possession and Seller shall use its reasonable efforts to procure such other documentation and information pertaining thereto as Buyer may reasonably request. The Seller possesses valid rights to, claims valid rights to, and currently has authority to take and use, all water necessary to support the current or historical operation of each Real Property, except for any such rights the absence of which would not have a Material Adverse Effect. All of Seller's right, title and interest in each of the Real Properties will be transferred to Buyer after the Effective Time pursuant to the documents of conveyance provided for in Article VI.

     (b) TITLE TO ASSETS. Seller has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of all mortgages, pledges, security interests or other encumbrances other than standard exceptions of record (comprising easements, rights of ingress or egress and other similar title exceptions). Schedule 1.5 hereof sets forth all material Assets used in and necessary for the operation of the Business. All of Seller's right, title and interest, including leasehold interest, in each of the Assets (whether or not set forth on Schedule 1.5) shall be transferred to Buyer after the Effective Time pursuant to the documents of conveyance provided for in Article VI. For purposes of this Section 3.5(b), an Asset shall be deemed material if its book value, or fair market value (whichever is higher) equals at least $25,000.

3.6. INTELLECTUAL PROPERTY. (a) Seller has taken all commercially reasonable actions to maintain and protect the material Intellectual Property in all material respects; and (b) there has been no material claim made against Seller asserting the invalidity, misuse or unenforceability of any of the material Intellectual Property or challenging Seller's right to use or ownership or alleging infringement of any of the material Intellectual Property. Seller has no Knowledge that any person is or has been infringing upon the Intellectual Property rights of Seller used or useful in the conduct of the Business as currently being conducted.

3.7. COMPLIANCE WITH LAWS; PERMITS AND LICENSES. Except as set forth in Schedule
3.7 and, whether or not so scheduled on Schedule 3.7, except where the failure to comply has not had and will not have a Material Adverse Effect on the Business as currently being conducted, (a) Seller

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is in compliance in all respects with all Laws applicable to the Business; (b)
Seller holds or has filed in a timely manner applications or renewals for all Authorizations required for the conduct of the Business as now conducted; (c) Seller is in compliance with the Authorizations; and (d) there is no reasonable ground to believe that any of the Authorizations will not, in the Ordinary Course, be renewable upon their expiration. Anything in this Section 3.6 notwithstanding, it is understood and agreed that the foregoing shall not (i) be deemed inaccurate by reason of the ordinary expiration of Authorizations, the renewal of which is expected to be obtained in the Ordinary Course without material expense or material interruption of existing operations or (ii) apply to Environmental Laws or Permits which are dealt with in Section 3.7.

3.8. CONTRACTS. Except as set forth in Schedule 3.8, Seller is not a party to any Contract which is material to the Business as a whole under the terms of which any other party to that Contract is, by reason of compliance with any provision of this Agreement, entitled: (a) to terminate that Contract earlier than it would, apart from that compliance, have been liable to be terminated; or
(b) to require the adoption of terms less favorable to such Seller than those subsisting in the absence of that compliance. Seller is not a party to any Contract which is material to the Business as a whole of which it is in material default, and no event has occurred which may be grounds for termination of any such Contract by the other party to such Contract, in each case whether with the giving of notice or lapse of time, or both. A list of all material Contracts are set forth on Schedule 3.8 and copies of such material Contracts shall be delivered to Buyer upon request.

3.9. LITIGATION AND ARBITRATION. There is no material Action now pending or, to Seller's Knowledge, threatened before any Court, grand jury, Government Authority, arbitration or mediation panel or similar body to which Seller, in connection with the Business or the Assets, is a party. There is no material Action now pending or, to the Knowledge of Seller, threatened before any Court, grand jury, Government Authority, arbitration or mediation panel or similar body which seeks to prevent the consummation of the transactions contemplated by this Agreement

3.10. ENVIRONMENTAL MATTERS.

     (a) To the best of its Knowledge, except as set forth on Schedule 3.10, Seller is and, for the five (5) year period immediately preceding the date of this Agreement, has been in material compliance with all Laws governing its business, operations, properties and assets, including without limitation, Environmental, Health, and Safety Laws (as defined herein), and no event has occurred or is continuing which, with or without the passage of time or the giving of notice, or both, would constitute such non-compliance or have a Materially Adverse Effect on the Assets or any of Seller's claims or rights therein.

     (b) To the best of its Knowledge, except as set forth in Schedule 3.10, and except as would not result in a Material Adverse Effect, Seller has obtained, or caused to be obtained, and is in full compliance with, all Authorizations required by all Laws, including without limitation the Environmental, Health and Safety Laws for the ownership of its properties and assets and the operation of its Business as currently being conducted. There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the best of Seller's Knowledge threatened, by any Governmental Authority or third parties against Seller, its Business, operations, properties, or Assets, which question the validity or entitlement of Seller to any

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Authorization required by any Laws, including without limitation the
Environmental, Health and Safety Laws for the ownership of Seller's Assets and the operation of its Business as currently being conducted, or wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on the Assets.

     (c) As it relates to the Assets, Seller has not received notice, and Seller has no Knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for (i) a federal or state environmental cleanup site; (ii) in connection with the discharge of any hazardous substance into the water, into the air or on, into, or beneath the surface of the earth; or (iii) for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws. To the best of its Knowledge, Seller has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the any of Seller's Real Property. As it relates to the Assets, Seller has not received any written or oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where Seller has transported, transferred or disposed of other wastes. As it relates to the Assets, except as set forth on Schedule 3.10, Seller has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party.

     (d) As used in this Agreement, the term "Environmental, Health and Safety Laws" means, without limitation, all Laws, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

3.11. EMPLOYEE MATTERS. At Closing Seller shall have no employee working for it solely or primarily in connection with the Assets or Properties of the Business, and there is no Liability to Buyer, or any agent or representative thereof, by virtue of Seller's employment or termination prior to the Closing of any such employee, contractor or representative.

3.12. BROKER'S FEES. Other than CB Richard Ellis, Inc., whose fees will be paid by Seller, Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

3.13. FULL DISCLOSURE. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the financial condition, operations, results of operations, business prospects, earnings, Assets, or Liabilities of the Business as currently being conducted.

3.14. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; KNOWLEDGE; DISCLOSURE.

     (a) Seller does not make, and has not made, any representations or warranties relating to Seller, the Business, the Assets, the Real Property, the Assumed Liabilities or otherwise in connection with the transactions contemplated hereby other than those expressly set out in this Article III (including all Schedules pertaining thereto). Without limiting the generality of the foregoing, Seller has not made, and shall not be deemed to have made, any representations or warranties in any Communications, and no statement contained in any Communications shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Communications, are not and shall not be deemed to be or to include representations or warranties of Seller. No Person has been authorized by Seller to make any representation or warranty relating to Seller, the Business, the Assets, the Assumed Liabilities or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller. In particular, and without limiting in any way the generality of the foregoing, Buyer expressly acknowledges that no warranty is given by Seller and no representation is made by it in relation to: (i) the condition, fitness for purpose, suitability, functionality or lack of defects of the properties, plant and equipment of the Business; (ii) future matters, including future or forecast costs, revenues or profits, values, reserves or resources (whether proved, probable or inferred); or (iii) markets or supplies.

     (b) Wherever used in this Agreement, the term "Knowledge", when used in respect of Seller, refers to the actual knowledge of the management of Seller identified on Schedule 3.14 attached hereto, after due investigation of all files of Seller and due inquiry of all relevant personnel of Seller, in each case as they pertain to the Business.

     (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules, provided that the disclosure of such information on such Schedule clearly identifies the other Schedule(s) to which such disclosure relates, either by Schedule number or by sufficient information appearing on such Schedule that a reasonable person would infer, from such disclosure alone and without further investigation, the specific identity of the other Schedule(s) where such disclosure is appropriate. Notwithstanding the foregoing sentence, no breach shall be deemed to have occurred by reason of the failure of Seller to make any such clear identification so long as Buyer is not prejudiced in any was as a result of such failure. Certain information set forth in the Schedules may be included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date as provided in Section 8.1:

4.1. CORPORATE EXISTENCE OF BUYER. Buyer is a Tennessee corporation, validly existing and in good standing under the Laws of Tennessee. Buyer has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2. APPROVAL AND ENFORCEABILITY OF AGREEMENT.

     (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer. Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

     (b) Assuming the due execution and delivery hereof by Seller, this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer according to its terms.

4.3. NO BREACH OF ARTICLES OR INDENTURES. The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the Articles of Incorporation or bylaws of Buyer, or any material indenture, evidence of indebtedness or other commitment to which Buyer is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Buyer.

4.4. LITIGATION AND ARBITRATION. There is no Action now pending or, to the knowledge of Buyer, threatened before any Court, grand jury, Government Authority, arbitration or mediation panel or similar body which seeks to prevent the consummation of the transactions contemplated by this Agreement.

4.5. BROKERS AND INTERMEDIARIES. Neither Buyer nor any of its Affiliates has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

                                   ARTICLE V.
              CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

5.1. ACCESS AND INFORMATION.

     (a) Between the date of this Agreement and the Closing Date, Seller shall permit Buyer and its representatives to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records of the Business and shall provide Buyer with reasonable access to the Real Property, Assets and Business, provided that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the Business. Additionally, Seller shall provide to Buyer in a timely manner all information as is reasonably requested by Buyer in order for Buyer to provide documentation and information to Buyer's investors or potential investors in the Business. Buyer shall notify Seller in writing promptly upon its discovery of any information which, in its good faith discretion, constitutes or would indicate a breach by Seller of any representation, warranty, covenant or agreement of Seller hereunder. Should any information require any change in any Schedule attached hereto if the Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to such Schedule incorporating such change, which will be deemed to have amended such Schedule for all purposes. Unless Buyer timely exercises a right to terminate this Agreement pursuant to Section 10.3(c), Seller's supplement pursuant to this
Section 5.1 shall be deemed to amend this Agreement and any related Schedules and to have cured any misrepresentations or breach of representation or warranty that otherwise might have existed by reason of such fact or condition. Any information provided pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement.

     (b) For the period of seven (7) years after the Closing Date, Seller shall reasonably consider a request by Buyer for copies of or access to documents in Seller's possession which relate to the Business. The Seller shall not unreasonably withhold its consent to providing such documents. The Seller shall however be entitled to withhold its consent to a request for copies of, or access to documents where:

          (i) the information is confidential or commercially sensitive to Seller or an Affiliate of Seller; or

          (ii) the information is confidential to any third party;

Provided, however, that such information will not be withheld if it is required to be disclosed by Buyer in connection with Buyer's compliance with any securities or other Law and such information pertains to or was used by the Business. Buyer shall reimburse Seller for any costs reasonably incurred by Seller in complying with a request for copies of or access to documents under this clause.

     (c) Buyer will retain all books, records and other documents pertaining to the Business in existence at the Effective Time and transferred to Buyer as part of the Assets and will make the same available after the Effective Time for inspection and copying by Seller at such Person's expense during the normal business hours of Buyer upon reasonable request and upon reasonable notice. For a period of seven (7) years following the Closing Date, no such books, records or documents shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyer will make available to Seller and any Affiliate of Seller, and their respective representatives, all information deemed necessary or desirable by Seller in preparing their respective financial statements or tax returns. Seller shall provide to Buyer at the Closing or as soon thereafter as is reasonably possible all appropriate books and records of the Business being sold pursuant to this Agreement and the transaction contemplated hereby.

5.2. AUTHORIZATIONS. Promptly after the execution of this Agreement, Buyer shall use its commercially reasonable efforts to obtain such Authorizations as may be required to complete lawfully the transactions contemplated hereby. Seller agrees to cooperate fully, execute, and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such Authorizations.

5.3. CONDUCT OF BUSINESS.

     (a) Prior to the Closing, except as otherwise contemplated by this Agreement or consented to or approved by Buyer (which consent shall not be unreasonably withheld), Seller shall use its commercially reasonable efforts to cause the Business to be operated in all material respects in the Ordinary Course of the Business as currently being conducted, and to maintain the facilities at their current status until the date of Closing. Seller is responsible for all maintenance expenses including mine dewatering, environmental monitoring, and other costs necessary to maintain the current state of the equipment and all other assets until Closing.

     (b) Without the prior written consent of Buyer, which will not be unreasonably withheld, Seller in connection with the Business, will not (i) make, or enter into any Contract that would be assumed by Buyer as part of the Assumed Liabilities, for, any material capital expenditure or enter into any material lease of capital equipment or real estate, (ii) enter into any Contract that would be assumed by Buyer as part of the Assumed Liabilities, whether for the purchase or sale of inventory, supplies, other products or services or otherwise, and whether in the Ordinary Course of the Business or otherwise, involving more than $10,000 or enter into any series of such Contracts with one party or affiliated group of parties involving more than $50,000 in the aggregate.

5.4. EMPLOYEE MATTERS.

     (a) Seller shall terminate all employees and independent contractors, unless otherwise instructed by Buyer, prior to the Effective Time. Buyer shall not be responsible for any of Seller's termination costs of any former employee and terminated independent contractors of Seller, including but not limited to accrued but unpaid wages, payments to such terminated employee pursuant to an employee benefit plan or such other similar plans as in effect prior to the Closing, or accrued but unpaid sick leave or vacation, as applicable, even if Buyer hires any such former employee.

5.5. TAX MATTERS.

     (a) All Transfer Taxes shall be shared equally by Buyer and Seller. Buyer and Seller shall cooperate in the timely preparation and filing of any tax returns that must be filed in connection with any Transfer Taxes. Any such Taxes or fees resulting from any subsequent transfer of the acquired Assets or Assumed Liabilities or any transfer of property on or subsequent to the Closing shall be borne entirely by Buyer.

     (b) Liability for real property, personal property, ad valorem and similar non- income Taxes arising from the ownership of the Assets or the Assumed Liabilities and imposed on a periodic basis for any taxable period beginning before and ending after the Effective Time shall be prorated between Seller and Buyer with Seller bearing a portion of such Taxes based on the number of days in the taxable period prior to and including the Effective Time and Buyer bearing a portion of such Taxes based on the number of days in the taxable period after the Effective Time. Taxes described in this paragraph shall be timely remitted to the Taxing Authority by Seller, if due prior to the Closing, in which case Buyer shall pay to Seller its portion of such Taxes at the Closing, and by Buyer, if due on or after the Closing, in which case Seller shall pay to Buyer its portion of such Taxes within ten (10) business days after such remittance and notice to Seller.

     (c) After the Closing Date, each of Seller and Buyer and their respective Affiliates shall:

          (i) assist the other Party and its Affiliates in preparing any Tax Returns which such Party is responsible for preparing and filing;

          (ii) cooperate fully in preparing for any tax audit relating to or arising out of the Business;

          (iii) make available to the other and to any Taxing Authority as reasonably requested all information, books, records, and documents relating to Taxes arising out of the conduct of the Business or the ownership or use of the Assets;

          (iv) furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any tax audit relating to or arising out of the conduct of the Business or the ownership or use of the Assets with respect to any such taxable period.

5.6. ANNOUNCEMENT. Neither Party will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law; provided, however, that in the event any Party is required by Law to issue a press release or otherwise make any public statement or disclosure with respect to this Agreement and the transactions contemplated hereby, such Party will promptly notify the other Party so that such Party may seek a protective order or other appropriate remedy and in the event that no such protective order or other remedy is obtained, the Party may make such disclosure which such Party is advised in writing by counsel is required by Law.

5.7. USE OF NAMES. Anything herein to the contrary notwithstanding, no interest in or right to use the names "ASARCO", "ASARCO Tennessee Mines Division", or the respective logos, names, trademarks, trade names or the like of Seller is being transferred hereunder Buyer agrees that it will as promptly as practicable but in any event within 45 days following the Effective Time, cause the Business to discontinue using such names, logos, trademarks, trade names and the like, and remove or obliterate them from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used or produced by the Business. Notwithstanding anything contained herein to the contrary, Buyer agrees that after the Effective Time it will neither use, nor permit any of its Affiliates to use, any purchase orders, invoices, sales orders, letterheads or shipping documents existing on the date hereof, which bear any trade name, name, trademark or logo of Seller or any trade name, name, trademark or logo confusingly similar thereto, without first obliterating or covering such trade name, name, trademark or logo. At Seller's request, Buyer will cooperate, and will cause each of its Affiliates to cooperate, in taking all steps reasonably necessary in any jurisdiction to preserve for Seller and its Affiliates and, where appropriate, assign to Seller and its Affiliates, all right, title and interest in and to said names, logos, trademarks, trade names, and the like, registration and usage thereof and the goodwill associated therewith. Buyer will not, and will cause each of its Affiliates not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of said trade names, names, trademarks or logos.

5.8. RISK OF LOSS. All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with Seller until the Effective Time of the Closing, provided that all of the transactions contemplated hereby shall have been consummated.

5.9. COMMERCIALLY REASONABLE EFFORTS. Each of the Parties shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

5.10. NO SHOP. Seller agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, Seller will not, directly or indirectly, (a) encourage, solicit or initiate discussions or negotiations with any corporation, partnership, person, entity or group, other than Buyer, concerning any merger, consolidation, sale of assets, sale of securities, joint venture, or acquisition of beneficial ownership with respect to the Seller, the Business or the Assets, and (b) otherwise initiate any action (unless in response to an unsolicited offer) which would prejudice the ability of Buyer to close under this Agreement

                                   ARTICLE VI.
                        CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

6.1. REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, except to the extent that any representation or warranty is made only as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date, and except to the extent of changes permitted by the terms of this Agreement.

6.2. PERFORMANCE OF THIS AGREEMENT. Seller shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

6.3. CERTIFICATE OF SELLER. Buyer shall have received a certificate signed by an authorized officer of Seller dated as of the Closing Date certifying that the conditions set forth in Sections 6.1 and 6.2 hereof have been fully satisfied.

6.4. AUTHORIZATIONS, ASSIGNMENTS AND CONSENTS. All necessary Authorizations pursuant to Section 5.2 shall have been obtained or applied for, all consents to the assignment of all contracts and other documents or instruments to be assigned hereunder shall have been obtained or applied for, and all notices required to be delivered pursuant to any of the foregoing shall have been delivered in each case at or prior to the Closing.

6.5. NO INJUNCTIONS. No injunction, restraining order or decree of any Court or Governmental Authority shall exist against Buyer or Seller that prevents, or seeks to prevent, the transactions contemplated hereby.

6.6. FINANCIAL ABILITY. Buyer shall have entered into binding financing or credit arrangements, and sufficient funds shall be available to Buyer at and after the Closing, to pay the cash portion of the Purchase Price, including the Contingent Closing Payment and the Guaranteed Closing Payment.

6.7. DOCUMENTS. Buyer shall receive from Seller on the Closing Date:

     (a) an executed copy of this Agreement with all Schedules and Exhibits attached as updated through the Closing.

     (b) the Bill of Sale;

     (c) the Assignment and Assumption Agreement;

     (d) general warranty deeds in respect to the Real Property;

     (e) other appropriate documents conveying to Buyer title to the Assets;

     (f) the certificate identified in Section 6.3;

     (g) an opinion of Seller's counsel in form and substance reasonably acceptable to Buyer and its counsel, an including the enforceability against Seller of the agreements representations, warranties and covenants made by Seller herein under the Laws of Tennessee and any other applicable jurisdiction(s); and

     (h) title insurance policies for the Real Property paid for by, and in form and substance satisfactory to, Buyer.

6.8. COMPLIANCE WITH APPLICABLE LAW.

The filing and waiting period requirements of any and all approvals necessary under the HSR Act and any other applicable Law relating to consummation of the transactions provided for herein shall have been duly complied with.

                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

7.1. REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent of changes permitted by the term of this Agreement.

7.2. PERFORMANCE OF THIS AGREEMENT. Buyer shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

7.3. CERTIFICATE OF BUYER. Seller shall have received a certificate signed by an authorized officer of Buyer dated as of the Closing Date certifying that the conditions set forth in Sections 7.1 and 7.2 hereof have been fully satisfied, confirming that Buyer has made its own independent investigation, analysis and evaluation of the Assets, Assumed Liabilities and Business (provided that such certification shall in no way be deemed a waiver of, or in any way relieve Seller from any obligation with respect to Seller's representations and warranties under, this Agreement), and confirming the acknowledgment set forth in Section 8.2.

7.4. NO INJUNCTIONS. No injunction, restraining order or decree of any Court or Governmental Authority shall exist against Buyer or Seller that prevents the transactions contemplated hereby.

7.5. PAYMENT OF PURCHASE PRICE AND ASSUMPTION OF LIABILITIES. Seller shall receive from Buyer on the Closing Date the cash portion of the Purchase Price and the note, if applicable, to be delivered under Section 2.3 hereof and the Assignment and Assumption Agreement, duly executed by Buyer.

7.6. COMPLIANCE WITH APPLICABLE LAW. The filing and waiting period requirements of and any approvals necessary under the HSR Act and any other applicable Law relating to consummation of the transactions provided for herein shall have been duly complied with.

7.7. DOCUMENTS. Seller shall have received (a) a signed copy of this Agreement with all Schedules and Exhibits attached, as updated through and including the Closing; and (b) the NSR Royalty Deed signed by an authorized officer of Buyer and dated as of the Closing Date; and (c) the Note, if applicable.

                                  ARTICLE VIII.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                             CERTAIN ACKNOWLEDGMENTS

8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties made in this Agreement shall survive the Closing and shall remain in effect for a period of two (2) years after the Closing Date with respect to all representations and warranties, and shall thereupon terminate and be of no further force and effect and no claim for indemnity under Article IX shall thereafter be made with respect thereto except that (a) representations under Section 3.4 with respect to Tax Matters shall survive for the applicable statute of limitations and (b) representations under Sections 3.1 and 3.2 with respect to corporate existence, authority, validity of signatures and enforceability of this Agreement, Section 3.4 with respect to taxes, and Section
3.10 with respect to the Environmental Health and Safety Laws shall survive indefinitely. Without limiting the foregoing, to the extent any Party has knowledge of the breach of a representation, warranty or agreement of the other Party (or the facts constituting such breach) and nonetheless proceeds with the Closing, such breach shall be deemed to have been waived and such Party shall have no rights with respect thereto.

8.2. INFORMATION. Buyer hereby acknowledges each of the following:

     (a) From the Effective Time, Seller's insurance relating to the continued operation of the Business and Assets will lapse;

     (b) From the Effective Time, the arrangements (whether documented formally, undocumented, informal or non-contractual) on which certain services and benefits provided by Seller to the Business (including, without limitation, services provided by Seller and certain technology licenses and general supply contracts facilitated by Seller for the benefit of the Business) will terminate. Without limiting this paragraph (b) Buyer agrees that Buyer will negotiate at its cost and expense, within ninety (90) days from the Closing Date, replacement information technology license, maintenance, communication and other services contracts with the third party suppliers of information technology where licenses are currently held by Seller in relation to services utilized by the Business. Buyer shall indemnify Seller and its Affiliates against any claim suffered or incurred by Seller or any of its Affiliates (and any costs, charges or expenses incurred by Seller or any of its Affiliates) as a consequence of Buyer's use of those licenses and contracts throughout such ninety (90) -- day period.

                                   ARTICLE IX.
                                 INDEMNIFICATION

9.1. INDEMNIFICATION OF BUYER. Subject to the terms and conditions of this Agreement, Seller hereby agrees to indemnify and hold Buyer harmless from, against and in respect of, any and all Indemnified Losses incurred by Buyer to the extent directly or indirectly resulting from or arising out of (a) any breach or violation of the representations, warranties, covenants or agreements of Seller contained in this Agreement, (b) any debts, obligations, duties or liabilities of Seller other than the Assumed Liabilities, or (c) the operation of the Business or the ownership or use of the Assets prior the Closing Date. All Indemnified Losses shall be governed solely by

Section 9.2. In computing the amount of Indemnified Losses incurred by Buyer, the amount of any income tax savings actually realized by Buyer as a result thereof shall be taken into account.

9.2. LIMITATIONS ON CLAIMS. In no event shall Seller have any obligation to indemnify Buyer in respect of Indemnified Losses in excess of an amount equal to $1,625,000 plus 25% of the NSR Royalty actually paid by Buyer to Seller hereunder, except for indemnity arising out of any material breach of Sections 3.1, 3.3, 3.4 and 3.10 of this Agreement, in which case Seller shall not be required to pay to Buyer as Indemnification hereunder more than the aggregate amounts of Purchase Price paid to Seller in cash, and provided further that Buyer shall have the right to set-off any additional amounts for which indemnification may be properly paid to Buyer hereunder from any payments owing or to become owed to Seller pursuant to the NSR Royalty Deed. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligations or liabilities under this Agreement:

     (a) unless Buyer has given written notice to Seller setting out specific details of the Indemnified Losses as soon as reasonably practicable after Buyer becomes aware of the facts, matters or circumstances on which the claim is based, and in any event by the expiration of the relevant representations and warranties as provided in Section 8.1;

     (b) unless and until the amount of all Indemnified Losses totals at least Seventy Five Thousand Dollars ($75,000) in the aggregate, provided however, that materiality limitations shall not be taken into consideration when calculating the aggregate amount of Indemnified Losses for purposes of this Section 9.2(b);

     (c) to the extent that compensation in respect of the Indemnified Loss:

          (i) is recovered by Buyer or any Affiliate under or out of any insurance or indemnity agreement; or

          (ii) would have been recoverable by Buyer or any Affiliate under or out of any insurance or indemnity by reasonable efforts to pursue the Indemnified Loss under such insurance or indemnity;

     (e) if the Indemnified Loss arises solely from any change after the date of this Agreement in any applicable Law (whether or not with any retrospective effect);

     (f) for any indirect, special, consequential, nominal or incidental damages or lost profits.

9.3. INDEMNIFICATION OF SELLER. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to indemnify and hold Seller harmless from, against and in respect of, any and all Indemnified Losses incurred by any of them to the extent directly resulting from or arising out of any breach or violation of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or arising from the operation of the Business or the ownership or use of the Assets after the Closing Date or from the Assumed Liabilities, provided that Seller shall have no right to indemnification hereunder unless and until the amount of all Indemnified Losses totals at least Seventy Five Thousand Dollars ($75,000) in the aggregate. In no event shall Buyer have any obligation to indemnify Seller in respect of Indemnified Losses in excess of an amount equal to $1,625,000 plus 25% of the NSR Royalty actually paid by Buyer to Seller hereunder, nor shall Buyer be liable to Seller for any indirect, special, consequential, nominal or incidental damages or lost profits.

9.4. PARTICIPATION IN LITIGATION. In the event any suit or other proceeding is initiated which an Indemnified Party alleges that an Indemnifying Party is or may be obligated to indemnify the Indemnified Party hereunder, the Indemnifying Party shall control the defense of such suit or proceeding, at its expense and by counsel of its choosing, provided that such counsel is reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to engage its own counsel, at its own expense, to participate in such defense. Such counsel shall be afforded access to all information pertinent to the suit or proceeding in question. If, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or which give rise to a material conflict between the defense of the Indemnified Party and of the Indemnifying Party, then upon notice to the Indemnifying Party, the Indemnified Party may elect to engage separate counsel to conduct its defense, at the expense of the Indemnifying Party, and the Indemnifying Party shall not have the right to direct or conduct such defense. The Indemnifying Party shall not settle or otherwise compromise any such suit or proceeding without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld, if the effect of such settlement or compromise would be to impose material liability on the Indemnified Party.

9.5. CLAIMS PROCEDURE. In the event from time to time an Indemnified Party believes that it has or will suffer any Losses for which an Indemnifying Party is obligated to indemnify it hereunder, it shall promptly notify such Indemnifying Party in writing of the matter, specifying therein the reason why the Indemnified Party believes that the Indemnifying Party is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which the Indemnified Party has calculated such amount; if not yet liquidated, the notice shall so state.

                                   ARTICLE X.
                                  MISCELLANEOUS

10.1. ASSIGNMENT; BINDING AGREEMENT.

     (a) Neither this Agreement nor any rights or obligations of a Party hereunder may be assigned without the other Party's prior written consent except to an Affiliate of a Party (provided that in such event such Party shall remain liable for the performance of any obligations it may assign to an Affiliate).

     (b) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and to their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

10.2. FURTHER ASSURANCES. From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

10.3. TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date only as follows:

     (a) by mutual written consent of Buyer and Seller;

     (b) by either Buyer or Seller if the Closing shall not have occurred on or before August 1, 2005, or such other date, if any, as Buyer and Seller shall agree upon in writing, provided that such failure of the Closing to occur is not the result of a breach of this Agreement by the Party seeking to terminate this Agreement or the amendment of any Schedule pursuant to Section 5.1(a) of this Agreement which amendment, materially and adversely affects the value of the transaction contemplated hereby.;

     (c) by Buyer after receipt by Buyer of a supplement delivered by Seller pursuant to Section 5.1, if the matter disclosed in the supplement would have a Material Adverse Effect; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 10.3(c) if it first gives notice to Seller of Buyer's intent to so terminate and Seller has not remedied or taken steps that would remedy the situation giving rise to the Material Adverse Effect within 30 days of receipt of such notice; and

     (d) by Buyer if, after using its commercially reasonable efforts in an attempt to procure financing to consummate the transactions contemplated herein, it is unable to secure such financing.

10.4. BULK SALES. Intentionally omitted.

10.5. EXPENSES. Each of the Parties shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement, including the Exhibits and Schedules attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations or agreements covering the subject matter of this Agreement. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all Parties hereto.

10.7. SEVERABILITY. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms.

10.8. WAIVER. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the Party entitled to the benefit thereof. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any other breach of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

10.9. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.10. HEADINGS; INTERPRETATION. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

10.11. GOVERNING LAW. This Agreement shall be construed and interpreted according to the Laws of the State of Tennessee, without regard to the application of choice of law principles. Each of the Parties irrevocably agrees that any Action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined in the United States District Court for the District in which Memphis is located, and each of the Parties hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10.11, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 10.12 hereof; and service made by certified mail shall be complete seven days after the- same shall have been posted. In the event either Party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing Party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

10.12. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent (a) by personal delivery against a receipted copy, (b) by facsimile against a confirmation of receipt, or (c) by a nationally-recognized overnight commercial courier against a delivery confirmation, and addressed as set forth below:

(a)  If to Buyer:

          TMD Acquisition Corporation
          317 West Four Feathers
          Benson, AZ 85602
          Attention: Ronald A. Hirsch, Chief Executive Officer
          Facsimile: (949) 715-6746 and (520) 586-7020

with a copy (which shall not constitute notice) to:

          August Law Group, P.C.
          19200 Von Karman Avenue, Suite 500
          Irvine, CA 92612
          Attention: Kenneth S. August, Esq.
          Facsimile: (949) 752-7776

(b)  If to Seller:

          ASARCO LLC
          2575 East Camelback Road
          Phoenix, Arizona
          Attention: General Counsel
          Facsimile: 602-977-6739

Any such notice shall be effective upon receipt as confirmed above. Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

10.13. REMEDIES. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any Party, in order that such relief may be expeditiously obtained by an aggrieved Party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

                        [SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                                        TMD Acquisition Corporation Buyer


                                        By: /s/ Ronald A. Hirsch
                                            ------------------------------------
                                        Name: Ronald A. Hirsch
                                        Title: CEO


ATTEST:


/s/ Erland A. Anderson
-------------------------------------
Name: Erland A. Anderson
Title: President


                                        ASARCO LLC
                                        Seller


                                        By: /s/ Daniel Tellechea
                                            ------------------------------------
                                        Name: Daniel Tellechea
                                        Title: President


                                        By: /s/ Manuel F. Ramos Rada
                                            ------------------------------------
                                        Name: Manuel F. Ramos Rada
                                        Title: VP Metallurgical Equipment

                         TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.5 ...........................................................  Assets
   Exhibit 1 to Schedule 1.5 .............................. Major Equipment List
   Exhibit 2 to Schedule 1.5 ............... List of Real Property and Royalties

Schedule 1.29 .................................................. Excluded Assets

Schedule 2.3  ................... Allocation of Purchase Price and Consideration

Schedule 3.5  ......................................... Properties and Royalties

Schedule 3.7  ....................... Compliance with Laws, Permits and Licenses

Schedule 3.8  ........................................................ Contracts

Schedule 3.10 ............................................ Environmental Matters

Schedule 3.14 .......................... Disclaimer of Other Representations and
Warranties; Knowledge; Disclosure

Exhibit A     ................................................. Escrow Agreement

                                  SCHEDULE 1.5

                                     ASSETS

"Assets" means the following assets and property and associated rights and interests, real, personal, and mixed, tangible and intangible, of whatever kind, owned by Seller in connection with the Business:

     (a) the TMD Major Equipment List appended to this Schedule 1.5 as Exhibit
1;

     (b) the Real Property and Royalties appended to this Schedule 1.5 as
Exhibit 2;

     (c) all assets owned by Seller for use solely in connection with the Business;

     (d) all inventories of Seller for use solely in connection with the Business, including but not limited to all raw materials, finished goods, component parts and work in process;

     (e) all Contracts of a Seller, including all rights, claims and obligations thereunder;

     (f) all machinery, equipment, vehicles, consumables, supplies, spare parts and tools of Seller used solely in connection with the Business;

     (g) all Real Property of Seller used solely in connection with the Business, including without limitation all fee land, patented and unpatented claims, leases (surface and mineral) and water rights;

     (h) all Real Property improvements and fixtures thereon and appurtenances thereto of Seller used solely in connection with the Business, including without limitation all surface, underground and in-situ mines, concentrators, dumps, impoundments excluding tailings, buildings, plants, processing facilities, tank houses, warehouses, railroad tracks, rights of way, easements, and all mining and mineral rights associated therewith;

     (i) all permits, registrations, approvals, licenses and certifications issued (or applications or renewals thereof) to Seller by a Government solely in connection with the Business, to the extent assignable under the terms thereof and applicable Law;

     (j) all Intellectual Property and documentation thereof and the right and power to assert, defend and recover title thereto in the same manner and to the same extent as Seller could or could cause to be done if the transactions contemplated hereby did not occur, and the right to recover for past damages on account of the infringement, misuse, or theft thereof and all trade secrets owned by Seller and used solely in connection with the Business;

     (k) all records, including business, computer, engineering, and other records, and all associated documents, discs, tapes, and other storage or recordkeeping media of Seller prepared or held solely in connection with the Business, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records, and other data and information of the Business, excluding corporate minute books and Tax records of Seller; and

     (l) all Authorizations, Environmental Permits and other permits.

                            EXHIBIT 1 TO SCHEDULE 1.5

                            TMD MAJOR EQUIPMENT LIST

YOUNG MINE

YOUNG SHAFT:

     -    Hoist 1: Allis Chalmers, double drum (10'3" x 6'8"), 700 HP motor

     -    Hoist 2: Ottumwa Iron Works, double drum (7'6" x 4'1.5"), 450 HP motor

     -    Head frame: American Bridge Company (97' centerline)

     -    Air Compressors: 1 Joy 2,000 CFM, 3 Ingersoll Rand 2,000 CFM

     - Fans: 1 Buffalo Forge 1190 rpm, 1 Joy 1,150 rpm, 1 Peabody ABC Company 1,170 rpm, 2 Jet Air 1,200 rpm

BEAVER CREEK SHAFT:

     -    Hoist 1: Nordberg, double drum (8' x 3'l0"), 2 150 HP motors

     -    Hoist 2: Ingersoll Rand, double drum (6' x 5'), 250 HP)

     -    Headframe: Beverly Steel (98' 6.5")

     -    Air Compressors: 3 Ingersoll-Rand 1,150 CFM

UNDERGROUND CRUSHER/CONVEYOR:

     -    Young Shaft:

          -    Svedala Apron Feeder 48" X 10'3"

          -    Traylor Type H Jaw Crusher 36" x 48", 150 HP Motor

          - Feeding: Continental 830 ft. 150 hp 48" Belt Conveyor & Continental 2,000 ft.200 hp 48" Belt Conveyor (14-48 Gallery)

     -    Beaver Creek Shaft:

          -    Birdsboro Jaw Crusher 36" x 42"

          -    150 HP Motor, choke feed

MOBILE EQUIPMENT:

     -    Loaders: 2 EJC 300 9 yd; 1 Wagner 9yd

     -    Haul Trucks: 3 Toro 40D 30 ton

     -    Jumbo Drills: 1 Eimco Secoma Pluton 17

     -    Locomotives: 1 Brookeville 15 ton, 1 Goodman 15 ton

     - Misc: I pipe rig, 1 longhole drill, 3 high scalers, 1 lube truck, 1 truck, 1 scaler, 1 grader, 2 bolters

IMMEL MINE

IMMEL SHAFT:

     -    Hoist 1: Ingersoll Rand, single drum, 900 HP motor

     - Hoist 2: Ingersoll Rand, single drum (53" x 36"), 1 75 HP motor and 1 100 HP motor

     -    Air Compressors: 4 Joy 1,662 cfm

     - Fans: 1 Jeffrey Mfg 1,175 rpm, 1 Buffalo Forge 1,170 rpm, 1 Buffalo Mfg 1,775 rpm

UNDERGROUND CRUSHER:

     -    Crusher: Traylor 36" x 48"jaw crusher

     - Apron Feeder: Svedala Industries 48" x 12' 2.75", Svedala Industries 48" x 10"

MOBILE EQUIPMENT:

     -    Loaders: 9 yd - 2 EJC, 1 Toro, 1 Wagner

     -    Haul Trucks: 26 ton -- 2 EJC, 2 Tamrock

     -    Jumbo Drills: 3 Eimco Secoma Pluton 17, 1 Tamrock

     -    Locomotives: 12 ton -- 1 Plymouth, 2 Brookeville

     - Misc: 3 bolters, 1 anfo rig, 3 scalers, 2 high scalers, 2 graders, 1 pipe rig, 1 longhole drill

COY MINE

COY SHAFT:

     -    Hoist: Ingersoll Rand, single drum (9' x 7'), 200 HP motor

     - Air Compressors: 1 Ingersoll Rand 900 cfm, 1 Ingersoll Rand 450 cfm, 1 Ingersoll Rand 1,100 cfm, 2 Ingersoll Rand 1,150 cfm,

     -    Fans: 1 Joy 1,150 rpm, 1 Buffalo Forge 1,170 rpm

MOBILE EQUIPMENT:

     -    Loaders: 9 yd - 1 EJC, 1 Toro, 2 Wagner

     -    Haul Trucks: 26 ton -- 2 Wagner, 2 MTI/JCI

     -    Jumbo Drills: 2 Cannon, 2 Tamrock

     -    Locomotives: 1 JCI 10 ton, 1 Brookeville 12 ton

     - Misc: 2 bolters, 1 anfo rig, 2 scalers, 2 high scalers, 2 graders, 1 pipe rig, longhole drill

YOUNG MILL

     -    Traylor jaw crusher 48"x 60"

     -    Symons crusher 7 ft

     -    Heavy media separation cone

     -    Marcy ball mill 13.5' x 15 ft

     - Flotation -- 2,700 cu ft rougher-scavenger capacity, 1,800 cu ft cleaning capacity

     -    Thickener -- 40 ft diameter

     -    Filter -- 10 ft diameter Eimco disc filter

     -    Krebs D30 and D20 cyclones

     - Misc. screens, pumps, conveyors, tanks, tailings classification systems

                            EXHIBIT 2 TO SCHEDULE 1.5

                       LIST OF REAL PROPERTY AND ROYALTIES

                    ASARCO FEE SIMPLE LAND - TENNESSEE MINES

  COUNTY         DESCRIPTION       MAP       PARCEL                   TOTAL ACRES
  ------         -----------       ---       ------                   -----------
Jefferson     Hwy 92 Air Shaft     035         003                         38.68
Jefferson      Gann Air Shaft      042         005                         35.52
Jefferson    Beaver Creek Mine     042         064                        101.90
Jefferson     Bruner Air Shaft     043         014                          5.00
Jefferson       Young Complex      043   017,034,009,010                  713.28
Jefferson     Behind Wal-Mart      015         019                          5.30
Jefferson         Coy Mine         024         018                         38.00
Jefferson   Friends Station Road   033        059.01                        7.00
Jefferson     Immel Air Shaft      041         011                         22.00
Jefferson     Bales Air Shaft      043         022                          2.30
Jefferson       #5 Air Shaft       044        006.01                       34.00

                                         SUB-TOTAL JEFFERSON COUNTY     1,002.98

   Knox          Immel Mine        043        22.02                       138.13
   Knox       Sand Plant Lane      042          ?                           5.00

                                         SUB-TOTAL KNOX COUNTY            143.13

 Grainger    Mitchell Bend Road    102        006.01                        9.40
 Grainger    Mitchell Bend Road    102        006.01                        1.00
 Grainger    Mitchell Bend Road    105         005.0                        1.00

                                         SUB-TOTAL GRAINGER COUNTY         11.40

                                                 TMD TOTAL              1,157.51

 MINERAL RIGHTS
      AREA           ACRES
 --------------    ---------
Knox County         3,634.49
Jefferson County   23,418.92
Grainger County     1,457.05

TOTAL MIN RIGHTS   28,510.46

      TOTAL           966.68

                 ASARCO FEE SIMPLE LAND - ROARING RIVER PROJECT

                                                                                                                  TOTAL
                         REAPRAISAL   LAND MKT   IMPROVEMENT   TOTAL MKT                        DEED     CALC     LAND
COUNTY    MAP   PARCEL      YEAR        VALUE       VALUE      APPRAISAL   ASSMT %    ASSMT     ACRES    ACRES    UNITS
------    ---   ------   ----------   --------   -----------   ---------   -------   -------   ------   ------   ------
Jackson   029   015.00      1999      $ 29,700      $    0      $ 29,700      25     $ 7,425    50.00     0.00    50.00

Jackson   029   027.00      1999      $ 43,100      $2,300      $ 45,400      25     $11,350   100.00   118.00   118.00

Jackson   033   001.03      1999      $ 25,000      $    0      $ 25,000      25     $ 6,250    37.50     0.00    37.50

Jackson   030   011.00      1999      $ 27,800      $    0      $ 27,800      25     $ 6,950     0.00    59.00    59.00

Overton   059   005.00      1998      $179,100      $    0      $179,100      25     $44,775   313.08     0.00   313.08

TOTAL                                 $304,700      $2,300      $307,000             $76,750   500.58   177.00   577.58

                 Active Mineral Lease Summary, Middle Tennessee

JACKSON COUNTY, TN

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
ML-T-JA-004        Jackson     6/23/1987   205.661
ML-T-JA-008        Jackson     12/3/1969     105
ML-T-JA-018        Jackson     6/6/1987      222
ML-T-JA-020        Jackson     2/28/1969     500
ML-T-JA-022        Jackson     6/30/1989      91
ML-T-JA-023        Jackson     5/31/1989     308
ML-T-JA-025        Jackson     9/4/1969       75
ML-T-JA-035        Jackson     5/28/1989    353.16
ML-T-JA-036        Jackson     1/17/1969      25
ML-T-JA-040        Jackson     3/6/1970       14
ML-T-JA-048        Jackson     10/4/1973     160
ML-T-JA-049        Jackson     6/20/1989      20
ML-T-JA-053        Jackson     7/3/1987       40
ML-T-JA-060        Jackson     5/8/2000      910
ML-T-JA-061A       Jackson     5/21/2000     250
ML-T-JA-061        Jackson     5/21/2000     250
ML-T-JA-062        Jackson     5/27/2000      75
6702               Jackson     6/15/1973      99
6710               Jackson     6/22/1973    122.7
6742 (A-G)         Jackson     7/9/1973     254.4
6773A              Jackson     7/9/1973      107
6773B              Jackson     7/9/1973      130
6876               Jackson     4/17/1974     170
6936, C, & D       Jackson     1/24/1975      50
7308               Jackson    10/20/1977     200
7309               Jackson    10/24/1977     79.5
TN-RR-2            Jackson     6/16/1989     221
TN-RR-4            Jackson     6/5/1989       99
TN-RR-6, a-e       Jackson     8/20/1989     119
TN-RR-7            Jackson     6/5/1989      166
TN-RR-13           Jackson    11/27/1996    61.75
TN-RR-14, A-B      Jackson    11/27/1996    185.5
MT-GB-1A           Jackson     4/22/2000     122
MT-GB-1B           Jackson     6/1/2000      128
MT-GB-2            Jackson     4/23/2000      38
MT-GB-3            Jackson     4/23/2000     296
MT-GB-4            Jackson     4/27/2000     127
MT-GB-5            Jackson     5/10/2000     55.5
MT-GB-6            Jackson     5/9/2000       10
MT-GB-7            Jackson     5/9/2000      208
MT-GB-8            Jackson     5/9/2000      52.5
MT-GB-9            Jackson     5/9/2000       40

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
MT-GB-10           Jackson     5/12/2000     250
MT-GB-11           Jackson     5/16/2000     121
MT-GB-12           Jackson     5/12/2000      96
MT-GB-13           Jackson     5/18/2000      40
MT-GB-14           Jackson     5/19/2000      11
MT-GB-15           Jackson     5/25/2000      7
MT-GB-16           Jackson     5/24/2000      79
MT-GB-17           Jackson     5/26/2000      25
MT-GB-19           Jackson     6/24/2000      44
MT-GB-20           Jackson     6/16/2000      79
MT-GB-21           Jackson     6/16/2000      6
MT-GB-22           Jackson     7/1/2000      151
MT-GB-23           Jackson     7/1/2000       12
MT-GB-24           Jackson     6/10/2000      5
MT-GB-25           Jackson     6/10/2000      5
TN-BF-1            Jackson     2/17/1989      56
TN-BF-2            Jackson     2/8/1989       42
TN-BF-3            Jackson     2/9/1989       90
TN-BF-4            Jackson     2/9/1989       42
TN-BF-5            Jackson     2/22/1989      40
TN-BF-6A           Jackson     2/6/1989     16.19
TN-BF-6B           Jackson     2/6/1989      9.19
TN-BF-6C           Jackson     2/6/1989     16.09
TN-BF-6D           Jackson     2/6/1989     21.65
TN-BF-6E           Jackson     2/6/1989     15.58
TN-BF-6F           Jackson     2/6/1989     20.41
TN-BF-6G           Jackson     2/6/1989     12.09
TN-BF-7            Jackson     2/21/1989     93.5
TN-BF-7A           Jackson     2/21/1989     1.5
TN-BF-8            Jackson     2/15/1989      63
TN-BF-12           Jackson     2/22/1989      97
TN-BF-13           Jackson     2/8/1989      210
TN-BF-14           Jackson     2/24/1989      95
TN-BF-15           Jackson     3/13/1989      42
TN-BF-16           Jackson     2/9/1989      352
TN-BF-18           Jackson     2/23/1989     100

                                 TOTAL     9,112


OVERTON COUNTY, TN

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
MT-1-RF-18AB       Overton     3/14/1970     175
MT-1-RF-37AB       Overton     3/26/1970    129.5
MT-1-RF-37CD       Overton     8/10/1976    388.5
MT-1-RF-40AB       Overton     4/3/1970      67.5

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
MT-1-RF-40E        Overton     4/3/1970      2.7
MT-1-RF-40F        Overton     4/3/1970       10
MT-1-RF-41AB       Overton     3/31/1970      10
MT-1-RF-41C        Overton     3/31/1970    1.38
MT-1-RF-41D        Overton     3/31/1970     2.5
MT-1-RF-41E        Overton     3/31/1970     2.2
MT-1-RE-104AB      Overton    10/30/1971     290
MT-1-RE-104AC      Overton    10/30/1971     290
MT-1-RF-110AB      Overton     8/10/1972     380
MT-1-RF-155AB      Overton     4/23/1975     206
MT-1-RF-156AB      Overton     5/14/1975      15
MT-1-RF-156C       Overton     5/14/1975      3
MT-1-RF-161AB      Overton    10/23/1975      40
MT-1-RE-163D       Overton     8/6/1976      7.2
MT-1-RF-163E       Overton     8/6/1976       2
MT-1-RF-209AB      Overton     3/31/1970      1

                                 TOTAL      2,023

FENTRESS COUNTY, TN

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
302-522-142-061    Fentress    12/5/1973     135
302-522-142-077    Fentress    2/10/1976     250
302-522-142-210    Fentress    2/6/1979       93
302-522-142-211    Fentress    2/13/1979     243
302-522-142-214    Fentress    2/6/1979      322
302-522-142-216    Fentress    3/14/1980      47
302-522-142-216A   Fentress    3/14/1980      3

                              TOTAL         1,093

SMITH COUNTY, TN

CONTRACT            COUNTY    LEASE DATE    ACRES
--------           --------   ----------   -------
ML-T-SM-015        Smith       9/2/1975       61

                                  SCHEDULE 1.29

                                 EXCLUDED ASSETS

Any interest in or right to use the names "ASARCO", "ASARCO Tennessee Mines Division" or the respective logos, names, trademarks, trade names or the like of Seller.

Subject to Section 5.5(b), all prepaid Taxes, Tax refunds, Tax credits, and other Tax assets.

Intercompany accounts (except accounts receivable and payable in the Ordinary Course).

All rights under insurance policies in force prior to or at the Effective Time.

All historical tailings generated prior to closing which have been sold to Mossy Creek pursuant to a contract dated August 13, 2002

                              EXCLUDED LIABILITIES

Agreement by and among Asarco Incorporated, Tennessee Mines Division and American Limestone Company, Inc., dated May 23, 2000.

Labor Agreement by and among Asarco Incorporated, Tennessee Mines Division Local Union 700-C of the International Chemical Workers' Union Council of the United Food Commercial Workers' International Union,

                                  SCHEDULE 2.3

                 ALLOCATION OF PURCHASE PRICE AND CONSIDERATION

                [To Be Completed by the Parties Prior to Closing]

                                  SCHEDULE 3.5

                            PROPERTIES AND ROYALTIES

IMMEL

CONTRACT
 NUMBERS      CONTRACT WITH         COVERS
--------   ------------------   --------------
TMD-3-12   State of Tennessee   Lease Agreement

MIDDLE TENNESSEE

CONTRACT #     OWNER
----------     -----
ML-T-JA-018    Roger and Deana Bishop
ML-T-JA-018    Beatrice J. Hix Estate - Angela and Mark Buck, Ex.
ML-T-JA-020    Louis Hix
ML-T-JA-020    SUSIE M. GIFFORD C/O LOUIS HIX
ML-T-JA-020    Ethel Reagan c/o Louis Hix
ML-T-JA-022    David and Denise Hunter
ML-T-JA-023    Vickie Rogers
ML-T-JA-025    MARSHALL O. LACKEY (NEW OWNER - LOUIS HIX)
ML-T-JA-025    JAMES E. LACKEY (NEW OWNER - LOUIS HIX)
ML-T-JA-035    Quarles and Cearley c/o Thad Quarles
ML-T-JA-036    Haskell and Betty Ragland c/o Jackson Cnty. Bank
ML-T-JA-040    James and Diane Sampson
ML-T-JA-048    Clay and Mareda Thomas
ML-T-JA-049    Earl and Pamely Varney c/o Kenneth and Debra Banks
ML-T-JA-049    Kenneth and Debra Banks
ML-T-JA-053    Ruth Yankee (Estate of Woodford Yankee)
ML-T-JA-060    Therold Richardson and Lee G. Richardson
ML-T-JA-061    MARC BYBEE (NEW OWNER - WIMBERLEY)
ML-T-JA-061A   JAMES AND LINDA BYBEE (NEW OWNER - WIMBERELY)
ML-T-JA-062    Dr. J. S. Johnson
ML-T-JA-008    Allen and Gail Damerow
ML-T-JA-008    Marie Merrick
ML-T-JA-004    Paul and Angela Rogers
ML-T-JA-004    Louis Hix
ML-T-JA-004    Regina Hooper, Christopher Weber
ML-T-JA-023    Carolyn Buck
ML-T-JA-023    Kathy Phillips et vir Glynn Phillips
ML-T-JA-023    Ralph Jackson et ux Pearl Jackson
ML-T-JA-023    Charlene Robinson

CONTRACT #   OWNER
----------   -----
6702         Zelma Johnson
6710         Bobby and Brenda Scantland
6710         James and Nadean Smith
6742-A       Ann Boatright
6742-B       Frank Rossnagel
6742-C       Barbara and Mark Phifer
6742-D       Curtis and Marcia Reeves
6742-E       Curtis and Marcia Reeves
6742-F       Dan Eager and Ann Toplovich
6742-G       Harold Hawkins
6773-A       Joe and Carol Chapman
6773-B       Paul J. Itoney
6876         Landon Bruce
6936         Bobby Scantland, et ux
6936-C       Christina Johnson
6936-D       Christina Johnson
7308-A       Curtis Barlow
7309-A       Curtis Barlow
7308-A       Joe M. Barlow
7309-A       Joe M. Barlow
7308-A       Margaret L. McCormick
7309-A       Margaret L. McCormick
7308-A       Georgia Barlow Brown
7309-A       Georgia Barlow Brown
7308-A       Pauline Gentry Koester
7309-A       Pauline Gentry Koester
7308-A       Hugh Barlow
7309-A       Hugh Barlow
TN-RR-2      Donald and Wilma Elrod
TN-RR-4      Brina Johnson
TN-RR-6a     Kermith Lynn
TN-RR-6b     Joe and Margaret Carroll
TN-RR-6c     Mary Rasberry
TN-RR-6c     Betty Ann Goodwin
TN-RR-6c     Barbara Tate
TN-RR-6c     William Boyd
TN-RR-6d     Lonnie and Jessie Mabrey
TN-RR-6e     Lonnie and Jessie Mabrey
TN-RR-7      OVERTON PROPERTIES, L.P. C/O ANN DICKINSON AND JANE BUSELMEIER
TN-RR-13     Johnny Jones
TN-RR-14     Eddy H. Jones
TN-RR-14B    Joe and Shirley Barlow
TN-RR-14A    Karen Heppner
MT-GB-1A     Victor A. and Sandra K. Delay
MT-GB-1B     Cordell Smith Heirs c/o Joe Helen Baker

CONTRACT #   OWNER
----------   -----
MT-GB-2      Eddie and Betty Strong
MT-GB-3      Reba Strong
MT-GB-4      Ralph and Patricia Broyles
MT-GB-5      Bobby and Brenda Scantland
MT-GB-6      Lisa M. Scantland
MT-GB-7      Lloyd and Lillie Carwile
MT-GB-8      Marion S. and Jewell Barlow
MT-GB-9      Jack and Brenda Carwile
MT-GB-10     Raymond Smith
MT-GB-11     Ruth Warren
MT-GB-12     George and Marie Scott
MT-GB-13     James and Nadean Smith
MT-GB-14     Eddie, Jr. and Alicia Anne Strong
MT-GB-15     Reba Strong
MT-GB-16     Robert L. and Juanita West
MT-GB-17     Wayne Anderson and Joe Anderson
MT-GB-19     Olen and Shelby Jean Anderson
MT-GB-20     Robert Spivey
MT-GB-21     Robert Spivey
MT-GB-22     Danny and Wanda Scott
MT-GB-22     Timothy Scott
MT-GB-23     Danny and Wanda Scott
MT-GB-23     Timothy Scott
MT-GB-24     Danny and Wanda Scott
MT-GB-25     Danny and Wanda Scott
TN-BF-1      Bruce and Keitha Argo
TN-BF-2      Richard and Debbie Hensley
TN-BF-3      Robert and Joyce Hensley
TN-BF-4      Robert and Joyce Hensley
TN-BF-5      Johnny Rodgers
TN-BF-6a     James A. and Vicki K. Pigg
TN-BF-6b     James A. and Vicki K. Pigg
TN-BF-6C     CARL PRUETT
TN-BF-6d     Bob E. and Brenda Allen
TN-BF-6e     Mark S. and Kathy L. Webb
TN-BF-6f     Frank and Sara Anne Hadlock
TN-BF-6g     Robert Jones
TN-BF-7      Alton and Emogene Mayberry
TN-BF-7a     Billy C. Mabrey
TN-BF-8      Mitchell Mabrey
TN-BF-12     Arthur Smith
TN-BF-13     Grady Merle Smith
TN-BF-14     Hector and Joyce Dudley
TN-BF-15     Roger Dale Smith
TN-BF-16     Estate of Whitson Smith c/o Grady Merle Smith

CONTRACT #         OWNER
----------         -----
TN-BF-18           Eligh Michael Thomen, et al
MT-1-RF-18AB       Roger Edmonds
MT-1-RF-37AB       Wm. V. Cauffman Estate c/o Jan Della Maggiore
MT-1-RF-37CD       Whitson Lowe, M.D.
MT-1-RF-37CD       John Powell Lowe
MT-1-RF-40AB       Mr. and Mrs. Ronnie Bowers
MT-1-RF-40AB       Cynthia Kay Bowers
MT-1-RF-40AB       Julie Anne Bowers
MT-1-RF-40E        Roy Lee Jenkins
MT-1-RF-40F        Roger Edmonds
MT-1-RF-41AB       Jearls P. and Jamie Williams
MT-1-RF-41AB       Troy and Angela Stone
MT-1-RF-41C        Elese Edmonds Masters
MT-1-RF-41D        Mr. and Mrs. Norbert Garrett
MT-1-RF-41E        Mr. and Mrs. James H. Gambrell
MT-1-RF-104AB      Gelea Langford
MT-1-RF-104AC      James Langford
MT-1-RF-104AC      Thomas H. Langford
MT-1-RF-104AC      Mary Langford Bedford
MT-1-RF-110AB      Robert C. and Bonnie R. Atchison
MT-1-RF-110AB      Michael and Doris Donovan
MT-1-RF-155AB      Mr. and Mrs. Willis Langford
MT-1-RF-156AB      Louie Geesling
MT-1-RF-156C       Mr. and Mrs. Tracy Nivens
MT-1-RF-161AB      Mr. Charles Geesling
MT-1-RF-209AB      Elese Edmonds Masters
MT-1-RF-163E       Michael S. Hargis c/o Thomas Hargis
MT-1-RF-163D       Emogene Gambrell
MT-1-RF-163D       Steven Garrett
MT-1-RF-163D       Thomas Hargis
302-552-142-061    Elise K. Crouch Estate
302-552-142-077    Willard Bruce Patton
302-552-142-077    Thomas Patton
302-552-142-210    Peggy Smith
302-552-142-211    Rosalie and Haskell Patton, Jr.
302-552-142-214    Willie W. Patton
302-552-142-214    Abbie Lee Crabtree
302-552-142-214    Bonnie Huddleston
302-552-142-214    Bobby D. Patton
302-552-142-214    Mack B. Patton
302-552-142-214    Sherrie S. Poore
302-552-142-214    Rosalie and Haskell Patton, Jr.
302-552-142-216    Queenie Long c/o Allean Haley
302-552-142-216A   Ricky A. Long
ML-T-JA-023        Carolyn Buck

CONTRACT #    OWNER
-----------   -----
ML-T-JA-023   Kathy Phillips et vir Glynn Phillips
ML-T-JA-023   Ralph Jackson et ux Pearl Jackson
ML-T-JA-023   Charlene Robinson

                                  SCHEDULE 3.7

                   COMPLIANCE WITH LAWS, PERMITS AND LICENSES

None.

                                  SCHEDULE 3.8

                               MATERIAL CONTRACTS

               MATERIAL CONTRACTS CONVEYED TO AND ASSUMED BY BUYER

POWER

 CONTRACT
 NUMBERS    CONTRACT WITH                       COVERS
---------   ---------------------------------   --------------------------------
TMD-1P-1    Appalachian Elec. Coop.             Power Contract
                                                Route # 1-7200-0
                                                TV-88156U (Acct. #2930)

TMD-1P-2    Appalachian Elec. Coop.             Power Contract
                                                Route # 1-7150-0
                                                TV-88153U (Acct. #3093)

TMD-1P-2A   Appalachian Elec. Coop.             Power Contract
                                                Route # 1-7140-0
                                                TV-88151U (Acct. #40780)

TMD-1P-7A   Appalachian Elec. Coop.             Power Contract
                                                Acct. No. 1-7175-0
                                                (Acct. #2929)

TMD-1P-8    Knoxville Utilities Board           Agreement for Electric Service

TMD-1P-8A   Knoxville Utilities Board           Impulse/Load Control Contract

TMD-1P-9    Knoxville Utilities Board           Agreement for Electric Service

TMD-1P-9A   Knoxville Utilities Board           Impulse/Load Control Contract

TMD-1P-10   Appalachian Elec. Coop.             Power Contract
                                                Acct. No. 1-7250-0

TMD-1P-11   Appalachian Elec. Coop.             Power Contract

TMD-1P-12   Knoxville Utilities Board           Power Contract

TMD-1P-13   Appalachian Elec. Coop,             Power Contract
                                                Route #1-7275-0
                                                Acct. #117383

SERVICES

 CONTRACT
 NUMBERS    CONTRACT WITH                       COVERS
---------   ---------------------------------   --------------------------------
TMD-1S-31   Sonitrol Sec. Systems               Agreement
                                                # S 090742

TMD-1S-37   Sonitrol Sec. Systems               Agreement
                                                # D 24586

TMD-1S-40   Business Machines Company of East   Total Copy Coverage Maintenance
            Tennessee, Inc.                     Agreement

AGRICULTURE LEASES

                                                                    DATE
CONTRACT WITH                    COVERS                             EFFECTIVE EXPIRES
------------------------------   --------------------------------   -----------------
Fred Cain                        Agricultural Lease                 1/1/95

Nathan Lowery                    Agricultural Lease                 1/1/95

Charles Mouser                   Agricultural Lease                 1/1/1999

Roy Bales                        Agricultural Lease                 1/1/95

Bobby Hubbard                    Agricultural Lease                 1/1/95

Teresia Murph                    Agricultural Lease                 1/1/95

William Dennis Gann              Residential & Agricultural Lease   10/16/97

Loudon County Dive Rescue Team   Ground Lease                       5/3/2000

Tom Robeson                      Agricultural Lease                 1/1/1995

Steve Crooke                     Agricultural Lease                 4/30/99

Weyer Shelton                    Agricultural Lease                 04/01/97

Roy H. Minton                    Agricultural Lease                 1/1/95

Manley Farms                     Agricultural Lease                 1/1/96

Manley Farms                     Agricultural Lease                 1/1/96

Mike Perrin                      Agricultural Lease                 1/1/1999

GENERAL

Young Mine Tailings and Access Easement Agreement dated August 13, 2002 by and among Asarco Incorporated and Mossy Creek Mining Company, LLC

Mossy Creek Waiver of Option to Purchase dated October 4, 2004

Extension of Mossy Creek Waiver of Option to Purchase dated March 1, 2005

All Mineral Leases set forth in Schedule 3.5

Lease between Morrison L. Lowe and Asarco dated February 1, 1996 granting Asarco a lease for a portion of the building located at 601 West Spring Street, Cookeville, Tennessee

                      MATERIAL CONTRACTS RETAINED BY SELLER

LABOR

CONTRACT
 NUMBERS   CONTRACT WITH                                       COVERS
--------   -------------------------------------------------   -----------------
TMD 1U-1   International Chemical Workers' Union Council of    Employees Union
           the United Food Commercial Workers' International
           Union and its Local Union 700-C

GENERAL

Agreement between Asarco Incorporated, Tennessee Mines Division and American Limestone Company, Inc., dated May 23, 2000

                                  SCHEDULE 3.10

                              ENVIRONMENTAL MATTERS

COY MINE

Coy Supplemental Environmental Plan ("SEP")--part of a previous Consent Decree between Asarco and the US DOJ; Asarco to retain liability and responsibility

Bio-monitoring for zinc and organics (NOV)

IMMEL MINE

Retro-filled transformer removed from underground requires disposal

Retro-filled transformer located on 554 level pump station requires removal and disposal

YOUNG MINE

Possible removal of UG gasoline tank at warehouse

A dump area for mine waste products is located north and adjacent to the east end of the rail spur. The area contains waste cardboard explosive boxes, ANFO bags, hydraulic hoses, engine filters and rags. During the mid 1980s the dump area was compacted, covered with clay soil and seeded with grass.

Nuclear sources are in storage in an explosives magazine east of Young Mine. A list of the sources is as follows: On Stream Analyzer Sources -- Nuclide CM-244, Activity 0.20, S/N 1902 and Nuclide CM-244, Activity 0.10, S/N 1800, Density Gage Sources -- Nuclide CS-137, Activity 0.05, S/N M2962, Nuclide CS-137, Activity 0.08, S/N 63060 and Nuclide CS-137, Activity 0.08, S/N M3575.

YOUNG MILL

Main tails embankment issue--gravel layer across dam must be considered when designing next dam lift.

Two asbestos cement pipelines have been abandoned and remain buried in place. The pipelines extend from the process water tank located near the top of the bill south of Young Mine to the concentrator building. The approximate length of 8 inch and 12 inch diameter asbestos cement pipe, class 150 lb is 2,070 feet of each pipe size. During the 2000 the pipelines were replaced with poly pipe.

                                  SCHEDULE 3.14

    DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; KNOWLEDGE; DISCLOSURE

KNOWLEDGE GROUP

Dan Steinhoff, ______________

Will Begg, ______________

Sid Lloyd, ________________

                                    EXHIBIT A

    [to be delivered within ten (10) days of this signing of this Agreement]